PINNACLE ENERGY SERVICES, L.L.C.

March 9, 2015

Osage Exploration & Development, Inc.
2445 Fifth Avenue, Suite 310
San Diego, CA 92101
Attn: Mr. Kim Bradford

RE: Reserves and Economic Evaluation
Osage Exploration & Development
As of January 1, 2015
SEC Pricing

Executive Summary

A reserve and economic evaluation has been performed on oil and gas assets of Osage Exploration and Development, Inc. ("Osage") as of **January 1, 2015**. Well names, owned and projected interests, and other well information are provided on the attached Exhibit A. All properties are located in Logan County, Oklahoma. Information used in the evaluation was provided by Osage and supplemented by data gathered from public sources. Summary results of this analysis are located below and details are presented in accompanying exhibits.

This evaluation was performed using SEC reserve standards and SEC pricing as of January 1, 2015. The report includes seventy-two (72) Proved Developed Producing (PDP) wells, ninety-two (92) Proved Undeveloped (PUD) locations, ninety-two (92) Probable Undeveloped (PROB) locations, and one hundred fifteen (115) Possible Undeveloped (POSS) locations.

As presented in the accompanying summary projections, the net reserves and future net cash flows as of January 1, 2015 are as follows (Volumes in MBBLs and MMcf, Values in M$):

Reserve Class	Number of Properties	Gross Reserves			Net Reserves			Net Capital	Net Cashflow	NPV Disc @ 10%
		Oil MBBL	Gas MMCF	NGL MBBL	Oil MBBL	Gas MMCF	NGL MBBL	M$	M$	M$
PDP	72	4,419	28,907	3,035	678	2,485	414	$0	$56,102	$35,749
PUD	92	11,464	54,014	5,671	2,284	6,541	1,090	$81,091	$113,970	$46,898
Total Proved	164	15,883	82,921	8,707	2,963	9,026	1,504	$81,091	$170,072	$82,647
PROB	92	10,802	54,413	5,713	2,147	6,813	1,136	$86,496	$94,951	$24,447
POSS	115	14,058	67,688	7,107	2,858	8,477	1,413	$105,727	$137,758	$44,586
Total Non-Proved	207	24,860	122,101	12,821	5,005	15,290	2,548	$192,223	$232,709	$69,034
Grand Total	371	40,742	205,022	21,527	7,968	24,316	4,053	$273,314	$402,781	$151,681

The two main reservoirs being developed across the Osage acreage are the Mississippian and the Woodford. Below is a breakdown of reserves and value by reservoir.

MISSISSIPPIAN

Reserve Class	Number of Properties	Gross Reserves Oil MBBL	Gross Reserves Gas MMCF	Gross Reserves NGL MBBL	Net Reserves Oil MBBL	Net Reserves Gas MMCF	Net Reserves NGL MBBL	Net Capital M$	Net Cashflow M$	NPV Disc @ 10% M$
PDP	52	3,541	25,188	2,645	581	2,290	382	$0	$49,752	$31,231
PUD	60	7,752	35,159	3,692	1,567	4,246	708	$51,034	$84,198	$40,557
Total Proved	112	11,292	60,347	6,336	2,148	6,536	1,089	$51,034	$133,951	$71,788
PROB	13	1,638	7,819	821	359	1,085	181	$12,311	$19,324	$8,887
POSS	55	7,098	32,315	3,393	1,503	4,140	690	$49,281	$80,866	$34,528
Total Non-Proved	68	8,736	40,134	4,214	1,862	5,225	871	$61,592	$100,190	$43,415
Grand Total	180	20,028	100,481	10,551	4,010	11,761	1,960	$112,626	$234,141	$115,204

WOODFORD

Reserve Class	Number of Properties	Gross Reserves Oil MBBL	Gross Reserves Gas MMCF	Gross Reserves NGL MBBL	Net Reserves Oil MBBL	Net Reserves Gas MMCF	Net Reserves NGL MBBL	Net Capital M$	Net Cashflow M$	NPV Disc @ 10% M$
PDP	18	799	3,520	370	97	194	32	$0	$6,341	$4,511
PUD	32	3,712	18,855	1,980	717	2,296	383	$30,057	$29,772	$6,341
Total Proved	50	4,511	22,375	2,349	814	2,490	415	$30,057	$36,113	$10,852
PROB	79	9,164	46,594	4,892	1,788	5,728	955	$74,185	$75,627	$15,560
POSS	60	6,960	35,374	3,714	1,355	4,337	723	$56,446	$56,892	$10,058
Total Non-Proved	139	16,124	81,967	8,607	3,143	10,065	1,678	$130,631	$132,519	$25,618
Grand Total	189	20,635	104,342	10,956	3,957	12,555	2,093	$160,688	$168,632	$36,470

Pricing

Per SEC rules as of January 1, 2010, the SEC pricing is calculated by averaging the first-of-the-month oil and gas pricing for the calendar year being evaluated. For 2014, the average oil and gas NYMEX Price is $94.99/BBL for oil and $4.35/MMBTU for natural gas (Henry Hub). Both prices were held constant.

Based on an evaluation of actual prices received by Osage, differentials to NYMEX prices were applied. The calculated oil price differential was -$1.96/BBL.

Calculated gas price differential was -1.2% for processed tailgate gas. The NGL yield was determined to be 105 bbl/MMCF and the gas shrinkage was 37%.

Interests

Interest information was provided by Osage for each property and undeveloped location. These interests are shown in the attached Exhibit A.

Taxes

As provided by statute, the Oklahoma state severance tax for all horizontal wells spud prior to July 1, 2015 is 1.095% for the first 48 months of production, and 7.095% thereafter. For wells spud after July 1, 2015 the tax is 2.095% for the first 36 months of production, and 7.095% thereafter.

Expenses and Capital Costs

Gross and net monthly lease operating expenses for each producing well were provided by Osage. Based on analysis of this data, average per-well operating expenses were estimated to be $5000/month fixed cost and $10.00/barrel of oil variable cost.

Future capital costs for all undeveloped locations are estimated to be 3.4 MM$ per Mississippian well and 3.8 MM$ per Woodford well.

Property Descriptions and Reserve Estimates

All properties except two are either horizontal Mississippian wells or horizontal Woodford wells, and are identified with either an 'MH' (Mississippian Horizontal) or 'WH' (Woodford Horizontal) in their name. The Caldwell 1-18H and Dickason 1-7H are both horizontal Hunton wells in which Osage has only a small interest.

Seventy-two (72) wells were on production as of December 31, 2014. Remaining reserves for these properties were determined by decline curve analysis and analogy. Production plots for each well showing historical production and forecasts are included in the attachments.

Ninety-two (92) Proved Undeveloped (PUD) Mississippian and Woodford locations were identified. These PUDs are all direct offsets to currently producing horizontal wells, or are located between and on-trend with existing horizontal production in their respective reservoirs.

At this time, several operators are trying to determine if optimum development for each reservoir is three or four wells per section. For this evaluation, it was assumed that three wells per section would be drilled in both the Mississippian and the Woodford. The first two wells in each section were considered PDP, PUD, or PROB as appropriate. A third well in each section was considered Possible (POSS) until more development has occurred.

Gross reserves for undeveloped Mississippian properties (PUD, PRB, and POSS) were estimated to be either 126 MBO and 600 MMCF per well or 150 MBO and 500 MMCF per well based on their location.

Gross reserves for undeveloped Woodford properties (PUD, PRB, and POSS) were estimated to be 116 MBO and 590 MMCF per well.

Future Development and Timing

The acreage position provided by Osage showed that Osage had an interest in sixty-six (66) sections. Eleven (11) of the sections would be operated by Osage.

Because of current product pricing it was assumed for this evaluation that all future drilling, both Osage and other operators, would be delayed until the fourth quarter of 2015. This results in all PUD locations being drilled by early 2018, PROB locations by early 2020, and POSS locations by early 2023.

Reserves

Remaining recoverable reserves are those quantities of petroleum that are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty depending primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty is conveyed by classifying reserves as Proved (highly certain) or Non-Proved (less certain). The estimated reserves and revenues shown in this report were determined for Proved Developed Producing (PDP), Proved Non-Producing (PNP), and Proven Undeveloped (PUD) reserve categories, as well as Probable (Prob) and Possible (Poss) Non-Proven reserve categories.

By definition, PDP generally refers to existing producing properties, while PNP refers to the additional reserves from behind pipe (BP) intervals, activities to increase production or reserves from existing completions, or wells which have been tested and are awaiting sales. PUD refers to development drilling locations with definable reserves using offset well and reservoir parameters. For PNP and PUD, the activity or targeted zones must known to produce commercial hydrocarbons in quantifiable volumes and rates and reserves can be reasonably accurately estimated based on analogies and available geological and engineering information.

Non-Proven Probable and Possible reserves appear to have engineering and geologic merit and have been determined to have over 50% (Probable) or less than 50% (Possible) likelihood to be commercially productive, but lack some aspect by definition to be considered proven, such as proximity to commercial production, production methods not proven for a certain geological or production application, or other geological or engineering deficiency.

Accuracy of production forecasts generally depends on the amount of historical data production and pressure available and the majority the producing wells reviewed in this evaluation had sufficient historical data to forecast future production with confidence. Those with limited production or pressure data history were forecasted by reviewing analogy well and test data and applying this knowledge to the available well information.

Future Cashflow

Future cash flow being reported is after deducting state production taxes and ad valorem taxes, but prior to deducting federal income taxes. The future net cash flow has been discounted at an annual rate of 10 percent to determine its present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

General

The reserves and values included in this report are estimates only and should not be construed as being exact quantities. The reserve estimates were arrived at by using accepted engineering practices and were primarily based on historical rate decline analysis for existing producers. As additional pressure and production performance data becomes available, reserve estimates may increase or decrease in the future. The revenue from such reserves and the actual costs related may be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the prices actually received for the reserves included in this report and the costs incurred in recovering such reserves may vary from the price and cost assumptions referenced. Therefore, in all cases, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information available for this analysis, items excluded from consideration were all matters as to which legal or accounting, rather than engineering interpretation, may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and such conclusions necessarily represent only informed professional judgments. The titles to the properties have not been examined nor has the actual degree or type of interest owned been independently confirmed. A field inspection of the properties is not usually considered necessary for the purpose of this report.

Information included in this report includes the graphical decline curves for individual wells, projected production and cash flow economic results, one-line economic result summaries for each well, and miscellaneous individual well information. Additional information reviewed will be retained and is available for review at any time. Pinnacle Energy Services, L.L.C. can take no responsibility for the accuracy of the data used in the analysis, whether gathered from public sources or otherwise.

Pinnacle Energy Services, LLC

Richard J. Morrow 3-9-2015

Richard J. Morrow, P.E.
Petroleum Engineer

are based upon best judgments of Pinnacle Energy Services; however, there is no assurance that such statements, estimates, projections or implications will prove to be accurate. Accordingly, any company, or other party receiving such information will rely solely upon its own independent examination and assessment of said information. Neither Pinnacle Energy Services nor any of its subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, advisors, agents, or representatives shall have any liability to any party receiving the information herein, nor to any affiliate, partner, member, officer, director, shareholder, employee, consultant, advisor, agent or representative of such party from any use of such information. The property description and other information attached hereto are for the sole, confidential use of the person to whom this copy has been made available. It may not be disseminated or reproduced in any matter whatsoever, whether in full or in part, without the prior written consent of Pinnacle Energy Services, L.L.C. This evaluation and all descriptions and other information attached hereto are for information purposes only and do not constitute an evaluation of or offer to sell or a solicitation of an offer to buy any securities.